DATED                                       2000
                  ------------------------------------------------










                  ELTRAX UK LIMITED                           (1)

                  AREMISSOFT HOSPITALITY (UK) LIMITED         (2)

                  VERSO TECHNOLOGIES, INC.
                  (formerly ELTRAX SYSTEMS, INC.)             (3)

                  AREMISSOFT CORPORATION                      (4)

              ----------------------------------------------------
                        ASSET SALE AND PURCHASE AGREEMENT
                           relating to the business of
                                 ELTRAX UIMITED
              ----------------------------------------------------









                                   Joelson Wilson & Co
                                   70 New Cavendish Street
                                   London W1M 8AT

                                   Ref: PIW.PPS.LS.2289.9

                                      INDEX
                                      -----

                                                                        Page No:
                                                                        -------
1.       Definitions                                                         1
2.       Sale and Purchase of the Business                                   11
3.       Consideration                                                       11
4.       Completion                                                          12
5.       Excluded Assets and Liabilities                                     13
6.       Value Added Tax                                                     13
7.       Conduct of the Business                                             14
8.       Debts and Liabilities                                               15
9.       Risk and Liabilities                                                15
10.      Title                                                               17
11.      Cash                                                                18
12.      Warranties by the Vendor                                            19
13.      Employees                                                           19
14.      Vendor's Undertakings                                               20
15.      Guarantees                                                          21
16.      Conditions                                                          22
17.      Property                                                            22
18.      Generally                                                           25
19.      Notices                                                             26

Schedule 1 - Warranties                                                      29
Schedule 2 - Transferring Employees                                          43
Schedule 3 - Agreed Liabilities                                              44
Schedule 4 - Debts                                                           45
Schedule 5 - The Property                                                    46
Schedule 6 - Apportionment of Consideration                                  47
Schedule 7 - Limitation of Liability on Warranties                           48
Schedule 8 - Schedule of Condition                                           49
Appendix 1 - Computer Software Licences                                      51
Appendix 2 - Equipment                                                       51

Agreed Form Documents:

1.       Assignment of Debts                                                 52
2.       Assignment of Goodwill                                              57
3.       Assignment of Intellectual Property Rights                          64
4.       Balance Sheet                                                       70

THIS AGREEMENT is made the                  day of                          2000


BETWEEN:

(1) ELTRAX UK LIMITED whose registered office is at 1 Holmesdale Road, Croydon CR0 2LR (Registered No: 02042869) ("the Vendor");

(2) AREMISSOFT HOSPITALITY (UK) LIMITED whose registered office is at 2 Hazelbank Close, Petersfield, Hampshire GU31 4BY (Registered No: 4098063) ("the Purchaser");

(3) VERSO TECHNOLOGIES, INC. (formerly ELTRAX SYSTEMS, INC.) a corporation incorporated under the law of the State of Minnesota USA whose principal place of business is at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, USA ("Verso Technologies"); and

(4) AREMISSOFT CORPORATION a corporation incorporated under the laws of the State of Delaware USA whose principal place of business is at 216 Haddon Avenue, Suite 607, Westmont, New Jersey 08109, USA ("the Purchaser's Parent Company").

WHEREAS:

(A)  The Vendor is an indirect  wholly-owned  subsidiary of Eltrax International
     Inc.  (a   Pennsylvania   corporation)   whose  holding  company  is  Verso
     Technologies.

(B) The Vendor provides turnkey hardware and software solutions and services to the hospitality industry in the United Kingdom.

(C) The Purchaser's Parent Company is the ultimate holding company of the Purchaser.

(D) The Purchaser's Parent Company (1) Verso Technologies (2) and Eltrax Hospitality Group, Inc. (a Georgia Corporation) ("EHGI") (3), have agreed under the terms of the Head Agreement (as defined below) that the Purchaser's Parent Company will purchase certain of the assets and the agreed liabilities of EHGI as provided in and on the terms of the Head Agreement and pursuant thereto it has been agreed that the Vendor will sell to the Purchaser the Business (as defined below) upon the terms and conditions of this Agreement as the parties hereto agree.

NOW IT IS HEREBY AGREED as follows:-

1.       DEFINITIONS

1.1 In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

          "Accounting Date" means 31 December 1999;

          "Accounts" means the accounts  relating to the  Business  incorporated into the audited financial statements of the Vendor for the accounting reference period ended on the Accounting Date comprising balance sheet, profit and loss account, notes, the directors' and auditor's reports and cash flow statement as included in Schedule 1 to the Disclosure Letter;

          "Agreed Form" means in relation to any documents such document in the form agreed between the parties and initialled by the Purchaser's Solicitors and the Vendor's Solicitors for the purpose of identification;

          "Agreed Liabilities" the aggregate amount (including VAT) owed by the Vendor at the Completion Date in connection with the Business to or in respect of trade creditors which are set out in Schedule 3 exclusive of VAT to be assumed by the Purchaser pursuant to Clause 8.3 and in addition any liabilities to be included in the Management Accounts which the Purchaser agrees in writing to assume in connection with the Business (but excluding any liabilities relating to any other division of the Vendor or liabilities due to any other company in the Vendor's Group and also excluding any direct or indirect costs or liabilities incurred in connection with the sale and purchase of the Business whether under this Agreement or otherwise);

          "Assets" means all assets and rights of the Vendor used in the conduct of Business as at the Completion Date to be bought and sold pursuant to Clause 2.1, including, but not limited to, all intellectual property and software and hardware products used in the Business and all other Assets of the Vendor save the Excluded Assets;

          "Balance Sheet Date" means the 30 September 2000; "Business" means the business of providing turnkey hardware and software solutions and services to the hospitality industry carried on by the Vendor at the date hereof in the event that this Agreement is entered into on a date prior to the Completion Date and at the Completion Date;

          "Business" means the business of providing turnkey hardware and software solutions and services to the hospitality industry carried on by the Vendor at the date hereof in the event that this

               Agreement is enetered into on a date prior to the Completion Date and at the Completion Date;


          "Business  Contracts"  means  the  Customer  Contracts,  the  Supplier
               Contracts and the Lease Contracts ;

          "Business Day" means any day which is not a Saturday, a Sunday or a Bank or Public Holiday in England and Wales;

          "Business Information" means all information,  know-how and techniques
               (whether or not confidential and in whatever form held) which in any way relates to:-

               (i)  all or any part of the Business or Assets;

               (ii) any products  manufactured  and/or sold or services rendered
                    by   the   business;

               (iii)any  formulas,  designs,  specifications,   drawings,  data,
                    manuals or  instructions;

               (iv) the  operations,  management,  administration,  or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or planning and information relating to litigation or legal advice); and

               (v) the sale or marketing of any of the products manufactured and/or sold or services rendered by the Business, including but without limiting the generality of the foregoing words, customer names and lists, sales and marketing information including but not limited to targets, sales and market share statistics, market surveys and reports on research;

          "Business Name" means Eltrax UK or any name including the word Eltrax or any colourable imitation of it;

          "Cash" means any cash balances held at the Completion Date for the purpose of reimbursing out-of-pocket expenses in connection with the Business and cash at the bank in accordance with Clause 11 and all cheques and other securities representing the same;

          "Completion" means the completion of the sale and purchase of the Business and the Assets in accordance with Clause 4;

          "Completion Date" means the date hereof;

          "Completion Time" means the time at which the Completion actually occurs, which shall take place at 3.30 p.m. in the United Kingdom where the Vendor conducts its Business;

          "Computer Software Licences" means the computer software licences held by the Vendor as listed in Appendix 1 together with the benefit of all guarantees given to the Vendor in respect thereof or relating thereto;

          "Computer Systems" means all computer hardware, software and networks owned or used by the Business including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management, bureau and online services to the Business;

          "Computer Systems  Agreements"  means all  arrangements and agreements pursuant to which any third party, including any member of the Vendor's Group provides any element of the Computer Systems to the Business including without limitation the agreements particulars of which are set out in Schedule 2 to the Disclosure Letter and in addition any agreements to be included in Schedule 2 to which the Vendor and the Purchaser agree in writing prior to Completion;

          "Consideration" means the purchase price payable by the Purchaser to the Vendor for the Business and Assets hereby agreed to be sold of US Dollars ten thousand (US$10,000) apportioned as provided in
               Schedule 6;

          "Creditors"* means all trade and other debts, accrued charges and all other amounts owing by the Vendor in connection with the Business on the Completion Date except the Excluded Liabilities to the extent taken into account in the Management Accounts together with such debts as have properly been incurred in the ordinary course of business between the 30 September 2000 and

               Completion except the Excluded Liabilities; *NB referred to in Warranties only

          "Customer Cash" means all cash sums belonging or referable to customers or potential customers of the Business which are held or deposited with the Vendor as deposits for or advances of instalment payments in relation to, any Business Contract or so held or deposited in relation to any future contract or order which any such customer may place with the Business in the future;

          "Customer Contracts" means all those contracts,  engagements or orders entered into on or by the Completion Date by or on behalf of the Vendor with its customers for the sale, loan or hire of goods or equipment or provision of services by the Vendor in connection with and in the ordinary course of business which at the Completion Date remain to be performed in whole or in part by the Vendor including, without limiting the generality of the foregoing words, all those contracts, particulars of which are set out in Schedule 3 to the Disclosure Letter and in addition any Customer Contracts to be included in Schedule 3 to which the Vendor and the Purchaser agree in writing prior to Completion;

          "Debts" means the aggregate amount  (including VAT) owed to the Vendor at the Completion Date in connection with goods and services supplied in the Business by or in respect of trade debtors including (but without limitation) those trade debtors set out in
               Schedule 4 (which are set out exclusive of VAT) and in addition any debtors in connection with the Business to be included in the Management Accounts which have fallen due between the 30 September 2000 and Completion to be assigned to the Purchaser pursuant to a Deed of Assignment of Debts in the Agreed Form;

          "Disclosed"  means  fully  and  fairly   disclosed  to  the  Purchaser
               expressly for the purposes of this Agreement in the Disclosure Letter and for the purposes of this definition the expression "fully and fairly" means that a matter shall be Disclosed only if it has been disclosed with reference to a particular Warranty
               identified   by  its  number  in   Schedule  1
               with sufficient particularity to enable the Purchaser to assess the full impact on the Business of the matter disclosed;

          "Disclosure Letter" the letter disclosing exceptions to the Warranties dated the date hereof and written and delivered by the Vendor to the Purchaser ;

          "the Eltrax Guarantor" means Verso Technologies;

          "Equipment" means the loose equipment comprising furniture,  plant and machinery, computer hardware, computer software, facsimile, filing systems, archives and any other equipment wherever situate belonging to the Vendor and used in connection with the Business including, without limitation to the generality of the foregoing words, all those items particulars of which are set out in Appendix 2 and in addition any Equipment to be included in Appendix 2 which the Vendor and the Purchaser agree in writing prior to Completion;

          "Excluded Assets" means the assets listed in Clause 5 which are owned by the Vendor and excluded from the sale;

          "Excluded Employees" means all employees if any other than the Transferring Employees as listed in Schedule 2 Part 2;

          "Excluded Liabilities" means the liabilities of the Vendor in relation to the Business outstanding at the Completion Date save for the Agreed Liabilities;

          "Goodwill" means the goodwill of the Vendor in connection with the Business including the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor, and under the names and in connection with products of the Business under the trade names Medallion, Medallion 2000, Medallion 3000, Check, Innmaxx, Lanmark, Winnmaxx, EIS and SCMS and all other trade names of the Business but excluding "Eltrax" and "Eltrax Hospitality" and all other trading names and styles of the Vendor;

          "Head Agreement" means the Agreement dated 29 September 2000 between the Purchaser's Parent Company (1) and Verso Technologies (2) and EHGI (3) by virtue of which the Purchaser's Parent Company has agreed to purchase the acquired assets and assume the assumed liabilities for the consideration (as such terms are defined in the Head Agreement) and upon the terms of the Head Agreement;

          "Information" means other than the Retained Records all stationery promotional material brochures sales publications advertising material terms of business and all other written or printed material issued solely in connection with the Business and owned by the Vendor;

          "Intellectual Property Rights" means patents, know-how, registered and unregistered trademarks and service marks (including any trade, brand or business name and any distinctive sounds used to differentiate the goods or services of the Business), domain names, registered designs, registered rights, utility models, copyright (including all such rights in computer software and hardware, the Business Information and any databases), moral rights and topography rights, (in each case for the full period thereof and all extensions and renewals thereof), applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world and any similar rights situated in any country; and the benefit (subject to the burden) of any and all agreements, arrangements and licences in connection with any of the foregoing and without prejudice to the generality of the foregoing the rights to use, assign, licence or grant rights over any trade or service mark of the Vendor or any member of the Vendor including the rights to Medallion, Medallion 2000, Medallion 3000, Check, Innmaxx, Lanmark, Winnmaxx, EIS and SCMS but save for "Eltrax" and "Eltrax Hospitality";

          "Landlord" means the person or corporation for the time being entitled to the reversion expectant on the term granted by the Lease and shall include any superior landlord and the freeholder of the Property excluded from the sale hereby agreed;

          "Lease" means the Lease of the Property as defined below;

          "Lease  Contracts"   means  those  contracts  and  other   contractual
               arrangements particulars of which are set out in Schedule 6 to the Disclosure Letter (including, without limitation, finance leases, but excluding leases of real property) entered into by or on behalf of the Vendor in connection with the Business and which remain unperformed as at the Completion Date pursuant to which tangible assets used by the Vendor in or in connection with the Business at that date (together "the Leased Assets") have been supplied to or are held by the Vendor on hire or other rental, lease, licence, hire purchase, or in other terms such that title thereto does not pass or has not passed to the Vendor;

          "Management Accounts" means the balance sheet of the Business made up at 30 September 2000 and the trading and profit and loss account of the Business for the period of 9 months ended on that date in the Agreed Form;

          "Motor Vehicles" means those, motor vehicles, details of which are set out in Schedule 4 to the Disclosure Letter and in addition any Motor Vehicles to be included in Schedule 4 which the Vendor and the Purchaser agree in writing prior to Completion;

          "Planning Acts"  means the Town and  Country  Planning  Act 1990,  the
               Planning (Listed Building Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning Compensation Act 1990;

          "the Property" means the leasehold property owned by the Vendor described in Schedule 5;

          "Purchaser's  Solicitors"  means Messrs  Joelson Wilson & Co of 70 New
               Cavendish Street London W1G 8AT;

          "Records" means all sale and purchase  records and lists of customers, suppliers, agents, distributors and prospective customers, contracts, correspondence, data, information reports, all consultancy reports prepared for the Vendor or its customers, personnel, payroll and national insurance records, orders for services and other books and records in whatever form the same are maintained (including computer programmes) in respect of the Business as are within the power possession or control of the Vendor and as may exist but excluding the Retained Records and any other records the Vendor is required to retain including (without limit) all national insurance and PAYE records and all records which relate both to the Business and other operations or businesses of the Vendor's Group;

          "Retained Records" means records and other documents of the Vendor relating to the Business required to be retained by the Vendor by law;

          "Stock" all unsold products and stock in trade, raw materials, components and work in progress of the Business at the Completion Date;

          "Supplier Contracts" means all those contracts, engagements or orders entered into on or prior to the Completion Date by or on behalf of the Vendor for the supply or sale of goods to the Vendor in connection with and in the ordinary course of the Business which at the Completion Date remain to be performed in whole or in part including, without limiting the generality of the foregoing words, all those contracts, particulars of which are set out in
               Schedule 5 to the Disclosure Letter and in addition any Supplier Contracts to be included in Schedule 5 which the Vendor and the Purchaser agree in writing prior to Completion;

          "Third Party Rights" means rights of the Vendor  against third parties arising out of the Business in respect of manufacturer's or supplier's warranties guarantees and other contractual obligations and assurances (express or implied) in relation to Stock, Equipment and Computer Systems so far as the Vendor can assign the same but excluding any claim or right by the Vendor in respect of taxation or insurance;

          "Transferring Employees" means the employees listed in Schedule 2 Part

               1 and in addition any other Transferring Employee which the Vendor and the Purchaser agree in writing prior to Completion;

          "VAT Records" means all records relating to the Business referred to in Section 49 of and Schedule 11 to the Value Added Tax 1994;

          "Vendor's Group" means the holding company of the Vendor and all of the subsidiaries of such holding company;

          "Vendor's  Solicitors"  Ormerods  of Green  Dragon  House,  64-70 High
               Street, Croydon CRO 9XN;

          "Warranties" the warranties representations and undertakings given by the Vendor and guaranteed by the Eltrax Guarantor set out in
               Schedule 1 to this Agreement and "Warranty" shall be construed accordingly.

1.2 The schedules and appendices attached hereto form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the schedules, appendices and the recitals hereto

1.3  In this Agreement and its schedules:

     1.3.1 words and expressions defined in the Companies Acts 1985-1989 bear the same respective meanings

     1.3.2 reference to any statute or statutory provision includes any statute or statutory provision which amends or replaces or has amended or replaced it or which it has replaced and includes any subordinate legislation made under the relevant statute except to the extent that any amendment or modification enacted after the date of this Agreement would extend or increase the liability of the Vendor under the Warranties

     1.3.3 the paragraph headings and index are for reference purposes only and shall not affect interpretation

     1.3.4 unless otherwise stated a reference to a clause or schedule is a reference to the clause or schedule so numbered in this Agreement

     1.3.5 unless the context otherwise requires words importing one gender include the other genders and words importing the singular include the plural and vice versa

2.   SALE AND PURCHASE OF THE BUSINESS
     ---------------------------------

2.1 Subject to the provisions of this Agreement the Vendor shall sell and the Purchaser shall purchase for the Consideration with effect from the Completion Date the Business as a going concern and the Assets and without prejudice to the generality of the foregoing the Assets shall include in particular the following assets of the Business:

     2.1.1 the Goodwill;

     2.1.2 the Equipment;

     2.1.3 the benefit (subject to the burden) of the Business Contracts;

     2.1.4 the benefit (subject to the burden) of the Computer Software Licences (including for the avoidance of doubt the benefit of all guarantees given to the Vendor in respect thereof or relating thereto);

     2.1.5 the Stock;

     2.1.6 the Intellectual Property Rights;

     2.1.7 the Cash;

     2.1.8 the Computer Systems and the benefit of the Computer Systems Agreements;

     2.1.9 the Motor Vehicles;

     2.1.10 without in any way limiting the generality of the foregoing all other assets (if any) of the Vendor of whatever nature employed in the Business at the Completion Date but excluding the Excluded Assets

2.2 The Consideration (apportioned as provided in Schedule 6) shall be paid in cash upon Completion in accordance with Clause 4.3;

2.3 The Eltrax Guarantor shall procure that the Vendor complies with its obligations under clause 2.1

2.4 The Purchaser's Parent Company shall procure that the Purchaser complies with all the Purchaser's obligations under this Agreement;

3.   CONSIDERATION:
     -------------

3.1 The Consideration payable for the sale by the Vendor of the Business and the Assets shall be the sum of US Dollars ten thousand (US$10,000) equal to the aggregate of the values of the Goodwill, the Equipment, the Business

     Contracts, the Computer Software Licences, the Stock, the Intellectual Property Rights, the Cash, the Computer Systems and the Computer Systems Agreements, and the Motor Vehicles.

4.   COMPLETION
     ----------

4.1 Completion shall take place at the Purchaser's Solicitors offices on the Completion Date at the Completion Time or at such other place as the parties may agree whereupon the transactions set out in Clauses 4.2 and 4.3 shall take place.

4.2 The Eltrax Guarantor shall procure and the Vendor shall deliver or cause to be delivered to the Purchaser:

     4.2.1 a Deed of Assignment of the Intellectual Property Rights in the Agreed Form duly executed by the Vendor;

     4.2.2 a Deed of Assignment of the Goodwill in the Agreed Form duly executed by the Vendor

     4.2.3 a Deed of Assignment of the Debts in the Agreed Form duly executed by the Vendor

     4.2.4 the Equipment, the Computer Systems, the Motor Vehicles and all other of the Assets as are capable of passing by delivery

     4.2.5 such documents as shall be reasonably necessary or appropriate to complete the sale and purchase of the Assets and vest title in them in the Purchaser

     4.2.6 the Records and VAT records and copies of the PAYE and National Insurance records

     4.2.7 the Stock

     4.2.8 the Business Contracts which the Vendor hereby assigns to the Purchaser

     4.2.9 the Business Information and the Information

     4.2.10 the Computer Software Licences and the Computer Systems Agreements

     4.2.11 deeds of release in respect of all charges mortgages debentures and other security interests created by the Vendor or to which any of the Assets are subject in terms satisfactory to the Purchaser

     4.2.12 transfer documents in respect of Motor Vehicles

4.3 At the request and on the authority of the Vendor the Purchaser shall pay or cause to be paid to Verso Technologies Inc the Consideration.

4.4 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement (and completion of the Head Agreement is or shall have been effected).

4.5 The Vendor undertakes with the Purchaser to allow the Purchaser on reasonable notice access to or copies of such of the Retained Records relating to the period before Completion as the Purchaser may reasonably require in order to comply with any legal obligations imposed on the Purchaser after Completion and the Vendor undertakes that it shall give such reasonable assistance to the Purchaser as shall be agreed by the Purchaser and the Vendor after the Completion Date to facilitate the transition of the Business to the Purchaser including if requested by the Purchaser attending meetings with customers of the Business

5.   EXCLUDED ASSETS AND LIABILITIES

There shall be excluded from the sale and purchase of the Business and retained by the Vendor:

5.1 all the statutory books and statutory records of the Vendor and the Retained Records

5.2 any amounts recoverable by the Vendor in respect of taxation paid or payable by the Vendor in connection with matters or events occurring on or before the Completion

5.3  the Excluded Liabilities

5.4  the Property

6.   VALUE ADDED TAX

6.1  The  parties  intend  that  Section 49 of the Value  Added Tax Act 1994 and
     Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Business and the parties shall use all reasonable endeavours to secure that the sale of the Business as a going concern is treated as neither a supply of goods nor a supply of services for the purposes of VAT

6.2 In the event that VAT is chargeable on the transfer of the whole or any part of the Business pursuant to this Agreement the Purchaser shall pay within sufficient time for the Vendor to pay such VAT in due time to the Vendor (in addition to the Consideration referred to in Clause 2.2) an amount equal to the VAT payable in respect of the transfer following delivery by the Vendor to the Purchaser of tax invoices in respect of the purchase price (or such part that attracts VAT)

6.3 The Purchaser hereby undertakes to preserve the VAT Records for such periods as are required by law and, upon reasonable notice but only during normal business hours, to permit the Vendor or its duly authorised representatives to inspect and at the Vendor's costs to make copies of the VAT records

7.   CONDUCT OF THE BUSINESS

7.1 In the event that this Agreement is entered into on a date prior to the Completion Date the Vendor shall carry on the Business as a going concern and prudently and in an efficient and business-like manner from the date of this Agreement to the Completion Date and during such period shall:

     7.1.1 not sell or dispose of any of the Assets or remove any physical Assets of the Business from the Property save in the course of normal day to day trading;

     7.1.2 use its best endeavours to maintain the trade and trade connection of the Business and shall not by any action omission default or neglect knowingly damage or risk damage to the same;

     7.1.3 settle the debts incurred by it in the course of the Business including (without limitation) salaries wages and other emoluments payable to the employees of the Business;

     7.1.4 not enter into any material contract or incur capital expenditure (other than as disclosed in writing to the Purchaser prior to the date of this Agreement or except with the prior written consent of the Purchaser or at its request);

     7.1.5 not in any way depart from the ordinary course of the day-to-day conduct of the Business either as regards the scope or the manner of conducting the same;

     7.1.6 not enter into any unusual or abnormal contract or commitment which is material to the Business;

     7.1.7 not grant or create or agree to grant or create any mortgage charge debenture or other incumbrance over or affecting any of the Assets;

     7.1.8 not permit any of its insurances to lapse or do or omit to do any thing which would make any policy of insurance void or voidable.

7.2 The Purchaser shall take over the Business with effect from the Completion Date and shall assume responsibility for the management of the Business in all respects.

8.   DEBTS AND LIABILITIES

8.1 The Vendor shall assign the Debts to the Purchaser on Completion by executing a Deed of Assignment in the Agreed Form as provided in Clause 4.2.3.

8.2 The Vendor shall be solely responsible for and in the ordinary course of business shall discharge the Excluded Liabilities promptly and notwithstanding Completion shall be responsible for all debts payable by and claims accruing or outstanding against it in relation to the Business at Completion (save for the Agreed Liabilities) which it hereby agrees to discharge and satisfy in a timely manner. In relation to any claim made by a third party the Vendor will promptly give notice thereof to the Purchaser and will not take any steps which might reasonably be expected to damage the commercial interests of the Purchaser without prior consultation with and the approval of the Purchaser such approval not to be unreasonably withheld or delayed.

8.3 The Purchaser shall be responsible for discharge of the Agreed Liabilities in accordance with their terms as from Completion

8.4 The Purchaser shall fully and effectively indemnify and keep indemnified the Vendor on demand against all demands, claims, liabilities, costs and expenses properly incurred by it in relation to the Agreed Liabilities

9.   RISK AND LIABILITIES
     --------------------

9.1 The assets rights and property to be sold pursuant to this Agreement shall be at the sole risk of the Purchaser from the Completion Time

9.2 Save for the Agreed Liabilities and the other obligations of the Purchaser assumed hereunder the Vendor hereby undertakes to indemnify and hold harmless the Purchaser from and against any and all

     9.2.1 losses costs liabilities and expenses arising out of or in connection with the ownership or carrying on of the Business arising or relating to all periods up to or on Completion and any and all actions suits proceedings claims demands assessments awards and judgements in respect thereto and (save in respect of work in progress and unfinished products and any steps required to be taken by the Purchaser under Clause 7.2)

     9.2.2 liabilities arising   under  or  in  respect   of  all   contractual
           commitments entered into by the Vendor in respect of the Business (save as provided in Clause 2.1.3 in respect of the Business Contracts)

9.3 The Purchaser covenants with the Vendor that it will pay, satisfy, discharge, and fulfil all costs, claims, expenses, liabilities, obligations and undertakings whatsoever relating to the Business in respect of any period commencing after Completion except the Excluded Liabilities and will indemnify and hold harmless the Vendor in respect of the same (except the Excluded Liabilities)

     9.4.1 Subject to Clause 9.4.2 after Completion the Purchaser shall meet and discharge all claims for fulfilment of warranties given by the Vendor in relation to the Business to customers which have been disclosed to the Purchaser or are normal warranties given in the ordinary course of the Business which arise after that date in respect of products sold or supplied or services provided by the Vendor before Completion and the Purchaser shall indemnify the Vendor against all reasonable costs and liabilities incurred by the Vendor under such warranties

     9.4.2 In respect of liability for the costs to upgrade Squirrel software to "Version 1.1" pursuant to an international distribution agreement
           made between  Squirrel  Systems,   Inc.  ("Squirrel")  (1)  and
           AremisSoft Hospitality (US), Inc., (2) dated 18 October 2000 (the "Distribution Agreement"), neither the customers of the Business nor the Purchaser, the Purchaser's Parent Company nor its subsidiaries with respect to such customers, will be liable for the cost of providing the Version 1.1 upgrade pursuant to and in accordance with the terms of the Distribution Agreement. Other than the rights, duties, liabilities and obligations created by the Distribution Agreement, no rights, duties, liabilities or obligations are granted to or imposed upon any party by this clause.

9.5 All rents, rates, gas, water, electricity and telephone charges and service charges and other outgoings relating to or payable in respect of the Business (including but not exclusively repairs, decoration, damages for breach of covenant landlord's costs including surveyors fees in respect thereof) up to and including Completion shall be borne by the Vendor and after Completion such charges and other outgoings (excluding damages for breach of covenant arising from lack of repair, decoration and any other breach prior to Completion and landlord's costs including surveyors fees relating to a claim for damages for a breach of covenant prior to Completion) relating to or payable in respect of the Business and the Property whilst it is used for the purpose of the Business or by the Purchaser or any associated company of the Purchaser as aforesaid shall be borne by the Purchaser. Outgoings and payments receivable including Customer Cash shall be apportioned between the Vendor and the Purchaser on a like basis. All rents, rates, gas, water, electricity and telephone charges and service charges and other outgoings in respect of the Property (including but not exclusively repairs, decoration, damages for breach of covenant landlord's costs including surveyors fees in respect thereof and any reverse premium arising after Completion) and all rentals or other payments and periodic payments including premiums receivable on an assignment or surrender of the Lease or a subletting thereof and other benefits in respect of the Property after the later of Completion and the date the Property is no longer used for the purpose of the Business or by the Purchaser as aforesaid shall be dealt with in accordance with Clause 17.

9.6 Where any amounts fall to be apportioned under this Agreement, the Vendor shall provide the Purchaser with full details of the apportionments, together with supporting vouchers or similar documentation, and in the absence of dispute the appropriate payment shall be made by or to the Vendor forthwith. If the amount of any apportionment is in dispute, the provisions of Clause 9.7 shall apply for resolving the dispute and the amount determined in accordance with that clause shall be paid within 14 days of the determination, together with interest calculated on a daily basis (as well after as before judgment), from the Completion until the date of actual payment, at the rate of one per cent per annum above the base rate from time to time of Barclays Bank PLC

9.7 Any dispute with respect to the determination of the value of any apportionments under Clause 9.6 shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Vendor and the Purchaser or, failing such nomination within 14 days after request by either the Vendor or the Purchaser, nominated at the request of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. The accountants shall be entitled to call for and inspect the working papers of the Vendor's auditors and such other documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and the Purchaser in such proportions as the accountants determine

9.8 The Vendor shall be granted by the Purchaser the right during normal business hours to inspect on reasonable notice all the Records relating to the Business which the Vendor considers necessary to consider such apportionments provided that the Vendor shall keep the same confidential and not divulge or disclose the same save as required by law

9.9 The Vendor shall maintain all such of the Retained Records which are retained by it on Completion for a period of not less than 7 years from Completion

10.  TITLE

10.1 The Eltrax Guarantor shall procure that it and the Vendor shall take all necessary steps and generally co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and the Assets and shall execute such documents and take such other steps as are reasonably necessary or appropriate for vesting its rights and interests in the Business and the Assets in the Purchaser and as requested by the Purchaser

10.2 In so far as the Assets comprise the benefit and burden of the Business Contracts or the Computer Software Licences or Computer Systems Agreements (in this Clause together referred to as "the Contracts") which cannot be effectively assigned to the Purchaser without the consent of a third party or except by agreement or novation:-

     10.2.1 the Vendor and the Purchaser shall use all reasonable endeavours to obtain such consent in order to procure a novation;

     10.2.2 unless and until such consent is obtained or any such contract is novated the Purchaser shall for its own benefit and to the extent that the Contracts permit the Vendor shall hold the relevant Contracts as bare trustee for the Purchaser (and subject to Clause 10.2.3) for nil consideration and shall sub-contract any work arising from the Contracts to the Purchaser to the intent that the Vendor does not benefit from the Contracts

     10.2.3 if and to the extent that any Contract incorporates a prohibition against holding on trust or any agency arrangement, pending the obtaining of such consents, the Vendor and the Purchaser will make such other arrangements between themselves as may be permissible to implement so far as possible the effect of the transfer of the benefit and the burden of such Contracts to the Purchaser to the intent that the Vendor does not benefit from and incurs no expense in respect of the Contracts.

10.3 The Purchaser shall indemnify and hold harmless the Vendor against all costs, claims, liabilities and expenses arising out of the Contracts (but not in the event that the same arises from a breach or default by the Vendor) after Completion

10.4 The Eltrax Guarantor shall procure that whilst the Vendor's obligations under Clause 10.2 subsist the Vendor shall remain solvent, pass no resolution or have no order made against it for its winding-up, have no administrator, administrative receiver or receiver appointed in respect of its assets or take or suffer any similar or analogous action in consequence of debt.

11.  CASH

11.1 The Vendor shall within fourteen days after the Completion Date produce to the Purchaser a cash statement that shall reconcile with the bank account of the Vendor at the Completion Date and all cheques and other securities representing the same received by the Vendor after the Completion Time and the Vendor shall further produce copies of its relevant bank statements and shall pay to the Purchaser the amount (if any) shown as a credit on such statement within 7 days of production of the cash statement and the relevant bank statements together with interest thereon from the expiry of such 7 day period at 1% over the Base Rate of Barclays Bank.

11.2 Any dispute with respect to the determination of the amount of the Cash shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Vendor and the Purchaser or, failing such nomination within 14 days after a request by either the Vendor or the Purchaser, nominated at the request of either of them by the President for the time being of the Instituted of Chartered for and in Accountants in England and Wales. The accountants shall be entitled to call for the cash statement and the bank statements referred to in 11.1 and such other documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and the Purchaser in such proportions as the accountants determine.

12.  WARRANTIES BY THE VENDOR
     ------------------------

12.1 The Vendor warrants to the Purchaser that subject to matters Disclosed in the Disclosure Letter and in this Agreement the Warranties set out in
     Schedule 1 at the date of this Agreement are (and will at Completion be) true and accurate in all respects

12.2 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever

12.3 Where any Warranty refers to the awareness or knowledge information and belief of the Vendor the Vendor undertakes that it has procured that David Jones director of the Vendor has made reasonable, diligent and proper enquiry into the subject matter of that Warranty

12.4 If the Vendor pays to the Purchaser an amount in respect of a breach of the Warranties and the Purchaser subsequently recovers from a third party a sum which is in respect of that breach the Purchaser shall forthwith pay to the Vendor so much of the amount paid by the Vendor as does not exceed the sum recovered from the third party less all reasonable costs charges and expenses incurred by the Purchaser in recovering that sum from the third party and any applicable tax

13.  EMPLOYEES

13.1 The parties declare that it is their intention that the contracts of employment of the Transferring Employees shall be transferred to the
     Purchaser pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("the Regulations") with effect from Completion

13.2 All salaries and other emoluments including national insurance payments relating to the Transferring Employees shall be borne by the Vendor up to and including Completion and by the Purchaser thereafter and all necessary apportionments shall be made

13.3 The Vendor shall indemnify the Purchaser against each and every cost claim liability expense or demand which relates to or arises out of any act or omission by the Vendor including without prejudice to the generality of the foregoing any failure by the Vendor to comply with its obligations under regulation 10 of the Regulations or any other event or occurrence prior to the

     Completion Date and which the Purchaser may incur in relation to the employment of the Transferring Employees and in relation to any contract of employment and collective agreements concerning the Transferring Employees pursuant to the operation of the Regulations including without limitation any such matter relating to or arising out of:

     13.3.1 the Vendor's rights powers duties and/or liabilities under or in connection with any such contract of employment and any such collective agreements (which rights powers duties and/or liabilities are or will be transferred to the Purchaser in accordance with the Regulations)

     13.3.2 anything done or omitted before the date of Completion by or in relation to the Vendor in respect of any contract of employment or any such collective agreements or any person employed in the Business which is deemed to have been done or omitted by or in relation to the Purchaser in accordance with the Regulations

     13.3.3 the Vendor's failure to pay to any Transferring Employee any sums due in respect of the period prior to the Completion Date

     13.3.4  any  claim  by  any  trade  union,  staff   association,   employee
             representatives or staff body recognised by the Vendor or Transferring Employees in respect of all or any of the Transferring Employees arising out of the Vendor's failure to comply with its legal obligations to such trade unions or staff associations, employee representatives, staff bodies or Transferring Employees

     13.3.5 any claim by any of the Excluded Employees (if any) or any other former existing or future employee of the Vendor (other than Transferring Employees) against the Purchaser concerning or relating to any matter whatever including without limitation any claim by such Excluded Employees (if any) that their employment has transferred to the Purchaser or arising from any termination which the Purchaser effects of such Excluded Employees (if any)

13.4 The Purchaser shall indemnify the Vendor against each and every cost claim liability expense or demand arising from any act or omission by the Purchaser in relation to a Transferring Employee occurring after the Completion Date

13.5 The parties hereby agree and acknowledge that the Excluded Employees (if any) shall be deemed not to transfer with the Business and shall remain in the employ of the Vendor.

14.  VENDOR'S UNDERTAKINGS

For the purpose of assuring to the Purchaser the full benefit of the Business the Vendor covenants with the Purchaser that the Vendor shall not and the Eltrax Guarantor as a separate covenant covenants with the Purchaser that it shall not and shall procure that each company in the Vendor's Group shall not:-

14.1 use in any way, for their own account or the account of any other party, nor disclose to any third party, Confidential Information relating to the Business or any clients or customers of the Business or any Assets or Information which are the subject of this Agreement save as may be required by law or which enters the public domain (through no fault of the Vendor)

14.2 publish any technical descriptions of Confidential Information beyond those published and authorised for disclosure by the Purchaser save as may be required by law or which enters the public domain (through no fault of the Vendor)

14.3 for three (3) years following the Completion, either on its own account or through or in conjunction with any other person anywhere within the United Kingdom unless otherwise authorised by the Purchaser in writing directly or indirectly

     14.3.1 solicit, interfere with, approach or endeavour to entice away from the Purchaser any person who is now or has during the last two
            (2) years preceding the Completion been a client or customer or potential client or customer or employee or contractor of the Vendor in relation to the Business

     14.3.2 participate in the ownership, management, operation, or control of, or have any financial interest in or be connected with, or engage in or aid or knowingly assist anyone else, in the conduct of any business in competition with the Business

15.  GUARANTEES

15.1 In consideration of the Purchaser entering into this Agreement the Eltrax Guarantor hereby guarantees the due and full performance by the Vendor of its duties obligations and undertakings under this Agreement and hereby undertakes to the Purchaser that if the Vendor shall fail in any respect to fulfil or shall be in breach of any of its duties obligations Warranties representations covenants or undertakings the Purchaser shall be at liberty to act and the Eltrax Guarantor shall be liable as if it were the party principally bound thereby

15.2 In consideration as aforesaid the Eltrax Guarantor hereby covenants with the Purchaser that it will indemnify and at all times hereafter keep the Purchaser fully indemnified against all losses damages costs and expenses which may be incurred or suffered by it by reason of any default on the part of the Vendor in making the payments and in performing and observing the agreements and conditions on its part herein contained

15.3 The Eltrax Guarantor hereby agrees that any duty obligation covenant Warranty agreement or undertaking expressed in this Agreement or in the Schedules to be a duty obligation covenant Warranty agreement or undertaking of the Vendor shall be and be construed as a duty obligation covenant Warranty agreement and undertaking of the Eltrax Guarantor and the Vendor jointly and severally

15.4 In consideration of the Vendor entering into this Agreement the Purchaser's Parent Company hereby guarantees the due and full performance by the Purchaser of its duties obligations and undertakings under this Agreement and hereby undertakes to the Vendor that if the Purchaser shall fail in any respect to fulfil or shall be in breach of any of its duties obligations representations covenants or undertakings the Vendor shall be at liberty to act and the Purchaser's Parent Company shall be liable as if it were the party principally bound thereby.

15.5 In consideration as aforesaid the Purchaser's Parent Company hereby covenants with the Vendor that it will indemnify and at all times hereafter keep the Vendor fully indemnified against all losses damages costs and expenses which may be incurred or suffered by it by reason of any default on the part of the Purchaser in making the payments and in performing and observing the agreements and conditions on its part herein contained.

15.6 The Purchaser's Parent Company hereby agrees that any duty obligation covenant agreement or undertaking expressed in this Agreement or in the Schedules to be a duty obligation covenant agreement or undertaking of the Purchaser shall be and be construed as a duty obligation covenant agreement and undertaking of the Purchaser's Parent Company and the Purchaser jointly and severally.

15.7 The guarantees, covenants and agreements contained in this clause 15 shall be a continuing security and shall not be affected by any time or indulgence granted by the Purchaser to the Vendor or by the Vendor to the Purchaser.

15.8 Each reference herein to the Eltrax Guarantor and the Purchaser's Parent Company shall be deemed to include their respective successors all of whom shall be bound by the provision hereof

16.  CONDITIONS

16.1 This Agreement and Completion are conditional upon the exchange and completion of the Head Agreement.

16.2 This Agreement shall automatically terminate on the expiry of 6 months from the date hereof and all rights and obligations of the parties shall save for accrued rights cease to have effect immediately on such date, unless before that date the above mentioned condition has been fulfilled.

17.  THE PROPERTY

17.1.1 The Purchaser shall after the Completion Date pay the outgoings on the Property as provided in Clause 9.5 whilst the Property is used for the purposes of the Business or by the Purchaser as set out in Clause 9.5 as aforesaid and the Purchaser's Parent Company shall pay to the Vendor one half of such outgoings incurred and paid by the Vendor thereafter. For the avoidance of doubt outgoings as referred to in this clause
       17.1.1 shall not include any sum payable to the Landlord on a surrender of the Lease which shall be dealt with in accordance with clause 17.5.

17.1.2 All rentals or other payments and periodic payments receivable in respect of the Property whilst it is used for the purposes of the Business or by the Purchaser as aforesaid after the Completion Date shall belong to and be payable to the Purchaser but after the Property ceases to be used for the purposes of the Business or by the Purchaser as set out in Clause 9.5 as aforesaid all such rentals or other payments and periodic payments and any other benefits including premiums receivable on an assignment, sub-letting or surrender of the Lease shall be shared equally between the Vendor and the Purchaser.

17.2 The Purchaser's Parent Company shall be entitled at any time to require the Vendor to use its best endeavours to surrender or assign the Lease on terms acceptable to both parties and, in the case of an assignment, to obtain the consent of the Landlord to the same.

17.3 The Vendor shall give full particulars to the Purchaser's Parent Company in respect of any claim arising under this clause 17 or of any notice direction order or proposal for a notice direction or order made given or issued in respect of the Property by the Landlord, any government department or local or public authority as soon as practicable after the same has come to its knowledge and shall supply a copy of the same to the Purchaser's Parent Company. Subject to clause 17.7 below, the Vendor shall without delay and at the Vendor's own cost take all necessary steps to comply with, avoid, resist or compromise the same and also at the request of the Purchaser's Parent Company make such objections or representations relating to the same as the Purchaser's Parent Company shall acting reasonably deem expedient PROVIDED THAT, save where the notice direction order or proposal for the same has been made given or issued as a result of any act or default solely of the Vendor or anyone else at the Property with the Vendor's authority (except the Purchaser or any associated company of the Purchaser), the Purchaser's Parent Company shall indemnify the Vendor against one half of the amount of any claim or demand made against the Vendor and paid by the Vendor in respect of the Property including but not exclusively in the event that the Lease is assigned any claim or demand by the Landlord if the Assignee fails to comply with the terms of the Lease

17.4 The Vendor shall not do or permit or suffer any person to do anything on or in relation to the Property which would or might cause it to be in breach of any covenants or conditions attaching to the Property whatsoever and which could result in a notice direction order claim or demand being made.

17.5 Subject to the Proviso hereto if the Lease is surrendered to the Landlord after Completion then the Purchaser's Parent Company hereby indemnifies the Vendor against one half of any sum payable to the Landlord to effect such surrender PROVIDED THAT before agreeing such surrender with the Landlord the Vendor shall obtain the prior written approval of the Purchaser's Parent Company of the amount of any payment or premium to be paid to the Landlord on such surrender.

17.6 The Purchaser's Parent Company shall pay to the Vendor one half of the proper and reasonable costs including but not exclusively solicitors' costs land agents' costs and the Landlords' costs after Completion Date and referable to the matters set out in Clauses 17.2 and 17.3

17.7.1 The Vendor shall indemnify the Purchaser and the Purchaser's Parent Company against any claim brought by the Landlord as a result of any breach of the Vendor's obligations as to repair and decoration contained in the Lease committed prior to Completion and the parties hereby agree that the state of repair of the Property as at the date of Completion is as evidenced by the schedule of condition annexed at Schedule 8 hereof

17.7.2 The Purchaser's Parent Company shall indemnify the Vendor against any claim brought by the Landlord as a result of any breach of the Vendor's obligations as to repair and decoration contained in the Lease committed by the Purchaser after Completion but prior to the date on which the Property ceases to be used for the purposes of the Business or by the Purchaser as set out in Clause 9 as aforesaid and the parties hereby agree that a new schedule of condition ("New Schedule of Condition") evidencing the state of condition of the Property as at the date the Property ceases to be used for the purposes of the Business or by the Purchaser as aforesaid shall be prepared and agreed within 7 days of the date the Property ceases to be used for the purposes of the Business or by the Purchaser as aforesaid and, in default of agreement within those 7 days, the Vendor and the Purchaser's Parent Company shall be entitled to refer the matter for final settlement to a firm of chartered surveyors nominated jointly by the Vendor and the Purchaser's Parent Company or, failing such nomination within 7 days after a request by either the Vendor or the Purchaser's Parent Company, nominated at the request of either of them by the President of the Royal Institute of Chartered Surveyors. In making their determination, the surveyor shall act as expert and not arbitrator, his decision shall (in the absence of manifest error) be final and binding on the Vendor and the Purchaser's Parent Company and his fees shall be borne and paid by the Vendor and the Purchaser's Parent Company in such proportions as the surveyor shall determine.

17.7.3 In the event of a claim being brought by the Landlord as a result of any breach of the Vendor's obligations as to repair and decoration contained in the Lease committed after the date the Property ceases to be used for the purposes of the Business or by the Purchaser as aforesaid the parties hereby agree that the costs of any such claim shall be borne by them equally and that in determining the state of repair of the Property as at the date the Property ceases to be used for the purposes of the Business the parties shall make reference to the New Schedule of Condition.

18.  GENERALLY

18.1 Except as required by law no announcements of the terms of this Agreement shall be made by any party without the consent of the others and pending any agreed announcement each party shall use its best endeavours to keep the same confidential

18.2 The exercise of or the failure to exercise any right (including a right of rescission) conferred on any party by this Agreement shall not constitute a waiver of that or any other right or remedy available to that party

18.3.If any provision of this Agreement is held by any competent authority to be invalid or unenforceable in whole or in part this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision

18.4 This Agreement shall be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts and waive any objection to proceedings in such courts on grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum

18.5 All obligations which remain to be performed after the date of Completion shall continue in full force and effect notwithstanding Completion and shall not merge in the assurance to the Purchaser

18.6 This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of the Assets

18.7 This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, assurances and arrangements of any nature, whether in writing or oral, relating to such subject matter

18.8 The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the Vendor or any other person save for those contained in this Agreement. The Purchaser agrees that (except in respect of fraud) it shall have no right or remedy in respect of any representation, warranty, promise or assurance save for those contained in this Agreement

18.9 No variation of this Agreement shall be effective unless made in writing and signed by each of the parties

18.10Each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement

18.11This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original but such counterparts or duplicates shall together constitute one and the same agreement.

19.  NOTICES

All notices to be given under this agreement shall be in writing and shall either be delivered personally or sent by first class or airmail pre-paid post or by facsimile transmission and shall be deemed duly served: 19.1 in the case of a notice delivered personally, at the time of delivery;

19.2 in the case of a notice sent inland by first class pre-paid post, two clear business days after the date of dispatch;

19.3 in the case of a notice sent overseas by airmail, 7 business days (being business days in the place to which the notice is dispatched) after the date of dispatch; and

19.4 in the case of a facsimile transmission, if sent during normal business hours then at the time of transmission and if sent outside normal business hours then on the next following business day provided (in each case) that a confirmatory cop is sent by first class pre-paid or by hand by the end of the next business day.

Each notice shall be addressed to the address of the party concerned set out in this agreement or to such other address as that party shall have previously notified to the sender.

(a)  If to Vendor, addressed as follows:

     Eltrax UK Limited
     c/o Ormerods
     Green Dragon House
     64-70 High Street
     Croydon  CRO  9XN

     with a copy to:

     Sir John Wickerson
     Ormerods
     Green Dragon House
     64-70 High Street
     Croydon CR0 9XN

(b)  If to Purchaser,  addressed as follows:

     AremisSoft Hospitality (UK) Limited
     2 Hazelbank Close
     Petersfield
     Hampshire GU31 4BY

     with copies to:

     Scott Bartel,
     Bartel Eng Linn & Schroder,
     300 Capitol Mall,
     Suite 1100,
     Sacramento,
     California, 95814, U.S.A.

       and

     Paul I Wilson,
     Joelson Wilson & Co.,
     70 New Cavendish Street,
     London, W1G 8AT, U.K.

(c)  if to the Eltrax Guarantor, addressed as follows:

     Verso Technologies, Inc.
     400 Galleria Parkway
     Suite 300
     Atlanta
     GA 30339
     USA

     With a copy to

     William E Sider and Derek S Adolf
     Jaffe, Raitt, Heuer & Weiss, P.C.
     One Woodward Avenue
     Suite 2400
     Detroit
     MI 48226

(d)  if to the Purchaser's Parent Company, addressed as follows:

     AremisSoft Corporation
     216 Haddon Avenue
     Suite 607
     WNJ 08108
     USA

     With a copy to

     Scott Bartel
     Bartel Eng Linn & Schroder
     300 Capitol Mall
     Suite 1100
     Sacramento
     CA 95814, USA

or to such other individual or address as any party hereto may designate for itself following the giving of prior written notice as provided herein


AS WITNESS the hands of the Parties the day and year first above written

                                   SCHEDULE 1

                                (The Warranties)

1.   THE VENDOR

1.1. The Vendor is and will at Completion be entitled to enter into this Agreement with the Purchaser and the Vendor has full power and authority to sell the Assets to the Purchaser without obtaining the consent of any third party and the Vendor is and will at Completion be solvent.

1.2 Compliance with the terms of this Agreement, and any document entered into by the Vendor in accordance with it, does not and will not conflict with or result in a breach of any of the provisions of the Vendor's Memorandum and/or Articles of Association.

1.3 The Vendor has at all times carried on the Business in all respects in accordance with its Memorandum and Articles of Association for the time being in force and any other documents to which it is or has been a party.

1.4. The Vendor has not disposed of or agreed to dispose of or granted or agreed to grant any security or other encumbrance in respect of any of the Assets and the Vendor shall sell the Assets to the Purchaser with full title guarantee free from all charges liens and encumbrances

2.   ACCOUNTS

2.1 The Accounts have been prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles consistently applied comply with all current standard statements of accountancy practice applicable to a United Kingdom company and show a true and fair view of the state of affairs of the Vendor at the Accounting Date and the profits or losses for the period ended on such date

2.2 To the extent required by the Companies Act 1985 and the relevant SSAPs proper provision or reserve has been made in the Accounts for all liabilities and capital commitments of the Company outstanding at the Accounting Date whether contingent quantified disputed or not and the Accounts are not affected by any unusual or non-recurring item (as relate to the Business)

2.3 For the purposes of the Accounts the Company's assets have been valued on bases in all material respects consistent with those adopted for the purpose of the audited accounts of the Company in respect of the beginning and end of each of the last three preceding accounting periods and the bases and policies of accounting of the Company adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts for such periods

2.4 The Management Accounts have been prepared in accordance with generally accepted accounting principles and reflect a true and fair view of the state of affairs of the Business and truly and fairly disclose all Assets and the Agreed Liabilities of the Business at the date to which they relate and apply bases and policies of accounting which have been consistently applied in the Accounts (save that such Management Accounts have not been audited) and there have been no material changes and no material deterioration in the financial position of the Company since the Balance Sheet Date other than as disclosed in the Management Accounts and no extraordinary items have occurred during the periods between the date of the Management Accounts and Completion and that between the date of the Management Accounts and Completion the Vendor has carried on and will carry on (if this Agreement is entered into on a date prior to Completion Date) the Business in accordance with all the provisions contained in Clause 7.1.

3.   VENDOR'S BOOKS AND RECORDS
     --------------------------

All of the Vendor's accounts books ledgers financial and other records of every kind relating to the Business have been fully and accurately maintained in accordance with generally accepted accounting practices and standards and there are no material inaccuracies or discrepancies of any kind contained or reflected in them or in any of them in relation to its plant machinery and other fixed assets debtors creditors stock-in-trade work-in-progress and other current assets of the Business (including without prejudice to the generality the Assets, the Equipment, the Debts and the Stock) and liabilities (including the Agreed Liabilities and the Liabilities) in relation to the Business and will be fully written up to the date of Completion

4.   CONSEQUENCE OF ACQUISITION OF THE BUSINESS BY THE PURCHASER

The acquisition of the Business and/or the Assets by the Purchaser or compliance with the terms of this Agreement will not:

4.1 (so far as the Vendor is aware without having made enquiry of such following persons) cause any person who normally does business with the Business not to continue to do so on the same basis as previously

4.2 relieve any person of any contractual obligation to the Business or the Vendor in respect of the Business or enable any person to determine any such obligation enjoyed by the Business

4.3 give rise to or cause to become exercisable any right of pre-emption relating to the Business or any of the Assets nor

4.4 result in a breach of or constitute a default under (i) the terms conditions or provisions of any agreement or instrument or (ii) any order judgment or decree of any court or governmental agency to which the Vendor is a party or by which the Vendor is bound in relation to the Business and to the best of the knowledge and belief of the Vendor (without having made enquiry of the customers) the relationship of the Business with clients customers suppliers and employees will not be adversely affected by the execution completion and/or implementation of this Agreement

5.   THE ASSETS

5.1  Ownership of Assets

     5.1.1 the Vendor owns absolutely at Completion all the Assets;

     5.1.2 the Vendor has not agreed to dispose of or granted or agreed to grant any security or other encumbrance in respect of any of the Assets.

5.2  Assets sufficient for the Business

     5.2.1 the Assets comprise all assets now used in the Business and which are necessary for the continuation of the Business now carried on;

     5.2.2 the stocks  are  sufficient  for  the  normal   requirements  of  the
           Business;

     5.2.3 the work in progress included in the stocks is at its normal level having regard to current orders included in the Customer Contracts and to orders reasonable anticipated from customers of the Business;

     5.2.4 the stocks of all materials, packaging materials and finished goods included in the stocks are not excessive and are adequate in relation to the current trading requirements of the Business;

5.3  Equipment
     ---------

     5.3.1 Appendix 2 contains full and accurate details of the Equipment;

     5.3.2 the Equipment, Motor Vehicles and other equipment :-

          (a) are in a proper state of repair and condition and satisfactory working order;

          (b)  have been regularly and properly maintained;

          (c) are adequate for and not surplus to the requirements of the business; and

          (d) would not be expected (if the sale of the with in Business did not take place) to require replacements or additions at a cost in excess of(pound)5,000 within the period of six months after the Completion;

5.4  Stock

     5.4.1 the Stock is of satisfactory quality and saleable at normal selling prices.

     5.4.2 none of the Stock is obsolete, unusable, unmarketable or inappropriate or of limited nature in relation to the Business and none of the Customer Contracts is likely to result in this being untrue.

5.5  Document Stamps

     All documents which in any way effect the right, title or interest of the Vendor in or to any of the assets and which attract stamp duty have been duly stamped within the requisite period for stamping.

5.6 None of the Assets is subject to any option lien or encumbrances or any agreement or commitment to give or create any of the foregoing and the Assets are the sole unencumbered absolute property of the Vendor

5.7 There has been no exercise purported exercise or claim for any charge lien encumbrance or equity over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets

5.8 The Vendor has not purchased any of the Assets on terms that property in them does not pass until full payment is made by it to the seller

6.   TRADING

6.1  Business and Financial Position

     6.1.1 since the Accounting Date:-

          (a) the Business has been continued in the normal course as regards its nature, extent and manner of carrying it on;

          (b) neither the turnover nor the financial or trading business of the Business has deteriorated;

          (c) the Vendor has not borrowed or raised any money or taken any financial facility in relation to the Business except for the overdraft facilities from its bankers specified in the Disclosures;

          (d) the Vendor has paid the Creditors of the business in accordance with their respect credit terms and there are no amounts owing by the Vendor which have been due for more than six weeks.

     6.1.2 so far as the Vendor is aware the trading prospects of the Business have not been adversely effected as a result of any event or circumstance which has arisen since the Accounting Date;

     6.1.3 since the Accounting Date the Vendor has not done or omitted to do anything which might prejudice or affect the Goodwill.

6.2  Existing Suppliers and Customers

     6.2.1 so far as the Vendor is aware (not having made any enquiries in respect of future intentions):-

          (a) no supplier of the Business has, in the past three years, ceased or (as a result of the acquisition of the Business by the
               Purchaser or for any other reason) will cease supplying the Business or may substantially reduce its supplies to the Business;

          (b) no customer of the Business has, in the past three years, terminated or materially reduced, or will (as a result of the acquisition of the Business by the Purchaser or for any other reason) terminate or materially reduce, its relationship with the Business.

6.3  Licences and Consents

     6.3.1 the Vendor has obtained all necessary licences and consents for the proper carrying on of the Business and is not in breach of any of their terms or conditions;

     6.3.2 details of all of the licences and consents are set out in the Disclosures and the Vendor knows of no reason why they should not be capable of being transferred or obtained by the Purchaser without the necessity for any special arrangement or expense.

6.4  Insurance

     6.4.1 all the Assets of an insurable nature are and have at all material times been insured in amounts representing the full replacement or reinstatement value of them against fire and other risks normally insured against by a person carrying on business of the same class as the Business;

     6.4.2 all insurances relating to the Business and the Assets are currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable;

     6.4.3 subject to any provision in the Management Accounts the Debts at the date hereof will realise their full face value and be good and collectable in the ordinary course of business

6.5  Joint Ventures

     6.5.1 The Vendor

          6.5.1.1. is not and has not been a party to any joint venture or consortium or any partnership arrangements or agreement or any agreement or arrangement for sharing commissions or other income related to the Business;

          6.5.1.2 does not conduct and has not conducted any part of the Business through a branch, agency or permanent establishment outside the UK.

6.6  Agreements concerning the Business

     6.6.1 there have been no arrangements and understandings (whether legally enforceable or not) between the Vendor and any person who is, directly or indirectly, a shareholder or the beneficial owner of any interest in the Vendor or any company in which the Vendor is interested relating to the management of the Business or the ownership or transfer of the ownership or the letting of any of the Assets or the provision of finance, goods, services or other facilities to or by the Vendor or otherwise in any way relating to the Business or the Assets.

     6.6.2 the Vendor has not been a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any restrictive trade or other agreement or arrangement pursuant to which any part of the Business has been carried on or which in any way has restricted its freedom to carry on the whole or any part of the Business or to use or exploit any of the assets in any part of the world in such manner as it thought fit.

     6.6.3 compliance with the terms of this Agreement does not and will not conflict with, result in the breach of or constitute, or fall within any of the terms, conditions or provisions of any agreement or instrument to which the Vendor is now a party.

7.   MATERIAL CONTRACTS

The Vendor is not in relation to the Business and/or the Assets a party to or subject to any legally binding agreement transaction obligation commitment arrangement or liability which is material in terms of the trading or financial position of the Business which:

7.1 is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into or undertaken or

7.2 is known by the Vendor to have been likely to result in a loss to the Vendor on completion of performance if the Vendor had not sold the Business pursuant to this Agreement or

7.3 subject to force majeure could not readily be fulfilled or performed by the Vendor on time and without undue or unusual expenditure of money and effort if the Business was not sold or

7.4 other than in respect of work carried out between the exchange of a contract and completion of that contract is a contract under which payment has already been received by the Vendor but which requires the performance of services by the Purchaser after the date of Completion or

7.5 involves or is likely to involve obligations restrictions expenditure or receipts of an unusual onerous or exceptional nature and not in the ordinary course of the Business or

7.6 other than normal leasing agreements in respect of Motor Vehicles and office equipment is a lease loan agreement debenture guarantee or indemnity or a letter of credit or a contract for hire or rent hire purchase or purchase by way of credit sale or periodical payment or

6.7 involves or is likely to involve the supply of services by the Vendor the aggregate value of which will represent in excess of 10% of the turnover for the last accounting period of the Vendor or

7.8 will require the Purchaser to pay any commission finder's fees royalty or similar payment or

7.9 in any way restricts the Vendor's freedom to carry on the whole or any part of the Business in any part of the United Kingdom or elsewhere in such manner as it thinks fit

8.   THE BUSINESS CONTRACTS

8.1  Disclosure of contracts

     The Business Contracts, the Computer Software Licenses, the Computer Systems Agreements, the Customer Contracts and the Lease Contracts (together referred to in this clause as "the Contracts") constitute all the contracts and other engagements, whether written or oral referable to the Business to which the Vendor is now a party, apart from the contracts of employment of the employees and the Lease which is excluded from the sale and purchase hereby agreed.

8.2  Nature of contracts

     None of the Contracts:

     8.2.1 is of an unusual, abnormal or onerous nature;

     8.2.2 is for a fixed term of more than six months;

     8.2.3 is of a long term nature (that it is say incapable of performance in accordance with its terms within six months after the date which it was entered into or undertaken);

     8.2.4 is incapable of termination in accordance with its terms by the Purchaser on 60 days' notice or less;

     8.2.5 is of a loss making nature (that is to say known to have been likely to result in a loss to the Vendor on completion of performance if the Vendor had not sold the Business);

     8.2.6 is not capable of being readily fulfilled or performed by the Purchaser on time without undue or unusual expenditure of money or personnel;

     8.2.7 will involve payment by the Purchaser by reference to fluctuations in the index of retail prices;

     8.2.8 was entered into in any way otherwise than in the normal course of Business.

8.3 The Vendor is not nor (to the best of its knowledge and belief) will it with the lapse of time become:

     8.3.1 in default under any of the Contracts or in respect of any other obligations or restrictions binding upon it in relation to the Business nor has it waived any rights or privileges under any of them;

     8.3.2 in default under any provisions existing by reason of membership of any association or body relating to the Business;

     8.3.3 liable in respect of any representation or warranty (whether express or implied) or matter giving rise to a duty of care on the part of the Vendor relating to the Business.

8.4 No threat or claim of default under the Contracts and/or the Assets has been made and is outstanding against the Vendor and there is nothing whereby any of the Contracts may be terminated or rescinded by any other party or whereby the terms of them may be worsened or the Business and/or the Assets prejudiced as a result of anything done or omitted or permitted to be done by the Vendor

8.5 Neither the Vendor nor any other party to any agreement with the Vendor is in default under such agreement being a default which would be material in the context of the financial or trading position of the Business or in the context of its Assets nor (as far as the Vendor is aware) are there any circumstances likely to give rise to such a default

8.7 Subject to any provision in the Management Accounts the Vendor has not manufactured or sold products which were or are or will become in any material respect faulty or defective or which did not or do not comply in any material respect with any warranties or representations expressly or impliedly made by the Vendor or with all applicable laws regulations standards and requirements

9.   EMPLOYEES

9.1 Full and accurate details in all material respects have been supplied and are annexed as Schedule 2 to this Agreement as to the Transferring Employees' ages length of service rates of remuneration, bonus and commission, benefits in kind, periods of notice, pension and other rights under any retirement benefits life assurance or hospital insurance scheme of the Vendor. Such details will remain true and accurate at Completion and the Vendor is not under any legal or moral commitment to change or vary any of such details and will not prior to Completion enter into any such commitment. The information contained in the Second Schedule is true and correct in all material respects. There are no stock option or other schemes either in operation or proposed whereby any of the Transferring Employees is or is to be entitled to any shares of the Vendor or the Vendor's Group or to any commission or remuneration of any sort calculated by reference to the turnover profit or sales of the Vendor or the Vendor's Group

9.2 No liability has been incurred by the Vendor and not yet been discharged for breach of any contract of service or employment or for redundancy payments (including protective awards) or for damages or compensation for wrongful dismissal or unfair dismissal or otherwise or for failure to comply with any order for reinstatement or re-engagement of any Transferring Employee engaged in connection with the Business or for the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee of the Vendor employed in connection with the Business

9.3 There are not in existence any contracts of employment between the Vendor and any of the Transferring Employees nor any consultancy agreements between the Vendor and any of the Transferring Employees which cannot be terminated by 3 months' notice or less or (where not reduced in writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). The Vendor has not given nor received any notice to terminate any contract of employment of any of the Transferring Employees or any other person employed in the Business which expires on or after the date of Completion

9.4 The Vendor has not offered and will not prior to Completion offer a contract of employment or for services to any person to be employed in the Business or as a consultant to the Business

9.5 Since the Accounting Date no change has been made in the rate of remuneration, emolument, pension benefit or other terms of employment of any of the employees.

9.6 No negotiations for any increase in the remuneration or benefits of any of the employees are currently or likely within a period of 6 months after Completion.

10.  POWERS OF ATTORNEY

The Vendor has not given any power of attorney or other authority (express implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf in relation to the Business

11.  STATUTORY REQUIREMENTS

11.1 At the date of this Agreement the Vendor is conducting the Business in all material respects in accordance with all applicable laws and regulations

11.2 At the date of this Agreement the Vendor is not party to any agreement or arrangement which infringes or is registrable unenforceable or void or which renders the Vendor liable to civil or criminal proceedings by virtue of any restrictive trade practice, competition or unfair trading legislation which would have a material adverse effect on the Business

12.  LITIGATION

12.1 All licences permits consents registrations permission and approvals required for carrying on the Business now being carried on by the Vendor have been obtained and are in full force and effect and all reports returns and information required by law or as a condition of any licence permit consent registration permission or approval to be made or given to any person or authority in connection with the Business have been made or given to the appropriate person or authority and so far as the Vendor is aware there is no circumstance which indicates that any licence permit consent registration permission or approval is capable of being revoked or not renewed

12.2 The Vendor is not engaged in any litigation or arbitration criminal or administrative proceeding whether as plaintiff defendant or otherwise and no such proceedings by or against the Vendor in relation to the Business or Assets or in respect of any of its assets has been threatened or is to the best of the Vendor's knowledge and belief pending or expected and to the best of the Vendor's knowledge and belief there is no fact or circumstance which could give rise to any such proceedings

12.3 The Vendor is not a party or subject to the provisions of any judgment or judicial order or decree whether or not contested or subject to appeal in relation to the Business

12.4 The Vendor has not and to the best of the Vendor's knowledge and belief is not alleged to have committed or is alleged to be liable for any criminal illegal unlawful ultra vires or statutory duty

13.  INTELLECTUAL PROPERTY


13.1 The Vendor is the beneficial owner, registered proprietor or Licensee of the

     Intellectual Property Rights.

13.2 To the best of the Vendor's knowledge, information and belief, each of the Intellectual Property Rights is valid and enforceable and no act has been done or omitted whereby any of them ceased or might cease to be valid or enforceable.

13.3 The Business does not and is not likely to infringe any patent, registered design, trademark, copyright or other intellectual property right of any other person (or would not do so if the same were valid) or give rise to any liability to pay compensation pursuant to the Patents Act 1977 sections 40 and 41.

13.4 The Vendor does not require and has not been granted any licence in relation to any Intellectual Property.

13.5 No right has been granted to any person to do anything which would or might otherwise infringe any of the Intellectual Property Rights.

13.6 The Vendor has not (except in the normal course of Business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers relating to the Business.

14.  PROPERTY

14.1 Encumbrances:-

     14.1.1 save as specifically stated in Schedule 5 the Property is free from any mortgage, debenture, charge, lien or other encumbrance;

     14.1.2 the Property is not subject to any outgoings other than business rates, water rates and insurance premiums, rent and service charge;

     14.1.3 the  Property  is  not  subject  to  any   restrictive   covenants,
            restrictions, stipulations, easements, profits a prendre, wayleaves, licences, grants or reservations or other similar rights vested in the third parties;

     14.1.4 where any of the third party rights referred to in clause 14.1.3 have been disclosed in the disclosures, they have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

14.2 Planning matters:-

     14.2.1 the use of the Property for the purposes of the Business is the permitted use for the purposes of the Planning Acts;

     14.2.2 planning permission has been obtained or is deemed to have been granted for the purposes of the Planning Acts with respect to the development of the Property, no permission has been suspended or called in and no application for planning permission is awaiting decision;

     14.2.3 building regulation consents have been obtained with respect to the development of the Property and any alterations and improvements to it;

     14.2.4 the Vendor has complied with and is still complying in all respect with:-

          14.2.4.1 planning permissions, orders and regulations issued under the Planning Acts and building regulation consents and bye laws for the time being in force with respect to the Property; and

          14.2.4.2 all agreements  under the Town and Country  Planning Act 1971
                   Section 52 or under the Highways Act 1980 Section 38 all planning obligations undertaken under the Town and Country Planning Act 1990 Section 106 made in respect of the Property.

     14.2.5 the Property is not listed as being of special, historical, architectural importance or is located in a conservation area.

     14.2.6 all claims and liabilities under the Planning Acts or any other legislation have been discharged and no claim or liability, contingent or otherwise is outstanding.

14.3 Statutory obligations

     14.3.1 the Vendor has complied with and is complying with all applicable statutory and bye law requirements with respect to the Property.

     14.3.2 there is no outstanding and unobserved or unperformed obligation in respect of the Property necessary to comply with the requirements whether formal or informal, competent authority exercising statutory or delegated powers.

14.4 Adverse orders

     14.4.1 there are no compulsory purchase notices, orders or resolutions affecting the Property and there are no circumstances likely to lead to any being made.

     14.4.2 there are no closing, demolition or clearance order, enforcement notices or stop notices affecting the Property and there are no circumstances likely to lead to any being made.

14.5 Leasehold Property:-

     14.5.1 the Vendor has paid the rent and observed and performed the covenants on the part of the Tenant and the conditions contained in the Lease and the last demand (or receipt for rent if issued) was unqualified

     14.5.2 all licences consents and approvals required from the Landlord and any superior Landlord under the Lease have been obtained and the covenants on the part of the Tenant contained in the licences, consents and approvals have been duly performed and observed

     14.5.3 there are no rent reviews under the Lease or any superior lease in progress.

     14.5.4 there is no outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirements given by the Landlord or any superior landlord under the Lease or any superior lease.

     14.5.5 there is no obligation to reinstatement of the leasehold Property by removing or dismantling any alteration made to it by the Vendor and any predecessor entitled to the Vendor.

15.  GUARANTEES AND WARRANTIES

The Vendor has not given any guarantee indemnity or warranty or made any representation in respect of any products or services sold or supplied or contracted to be sold or supplied by it or in respect of any other aspect of the Business save for any guarantee indemnity or warranty implied by law and (save as aforesaid) has not accepted any liability or obligation to service repair maintain take back or otherwise do or not do anything in respect of any products or services that would apply after any such products or services have been delivered or supplied by it in connection with the Business

16.  MATERIAL INFORMATION

16.1 To the best of the Vendor's knowledge information and belief there is:

     16.1.1 no fact or matter material to the value of the Assets or materially affecting the aggregate value of such Assets and

     16.1.2 no fact or matter materially affecting the trading of the Business which has not been disclosed to the Purchaser and the disclosure of which might reasonably be expected materially to affect the willingness of the Purchaser to purchase such Assets at the aggregate price or the terms upon which the purchase is made(on the basis that the Purchaser will use such Assets for the purpose of carrying on the Business and for the purposes of Clause 16.1 the aggregate of any claims under this warranty which total less than (pound)5,000 shall not be considered material

16.2 The information contained in the recitals and the schedules to this Agreement and the Disclosure Letter and all other information in writing given by the Vendor and or the Vendor's Solicitors in the responses to the questionnaire submitted by the Purchaser's Solicitors (including the annotations by the Vendor on such questionnaire) and the responses by the Vendor's Solicitors to the Purchaser's Solicitors property enquiries was when given is at the date hereof and will at Completion remain true complete and accurate in all material respects and to the best of its knowledge and belief the Vendor is not aware of any fact or matter not in the public domain in relation to the Business which renders any such information untrue incomplete inaccurate or misleading

                                   SCHEDULE 2

                                     PART 1

                            (Transferring Employees)

                             See attached documents




                                     PART 2

                          (Excluded Employees (if any))

                                      None

                                   SCHEDULE 3


                              (Agreed Liabilities)

                               (See attached list)

                                   SCHEDULE 4
                                   ----------

                                     (Debts)


                               (See attached list)

                                   SCHEDULE 5
                                   ----------

                                 (The Property)

Leasehold interest in Suite 2, Metropolitan House, 38-40 High Street, Croydon under Lease dated 25 November 1987

                                   SCHEDULE 6
                                   ----------

                                 (Consideration)


The Goodwill:                         (pound)


The Business Contracts:               (pound)

The Equipment

The Computer Software Licences        (pound)

The Stock

The Intellectual Property Rights      (pound)

The Computer Systems and the
Computer Systems Agreements           (pound)

The Motor Vehicles                    (pound)

Cash                                  (pound)                 See Clause 11


           The parties have agreed not to apportion the Consideration

                                   SCHEDULE 7

The Financial liability of the Vendor in relation to the Warranties shall be governed by the terms of the Head Agreement.

                                   SCHEDULE 8

                      (Schedule of Condition to be annexed)

EXECUTED by                          )
for and on behalf of ELTRAX UK       )
LIMITED in the presence              )
of:-                                 )






EXECUTED by                          )
for and on behalf of                 )
AREMISSOFT HOSPITALITY               )
(UK) LIMITED in the presence of:-    )



EXECUTED by                          )
for and on behalf of VERSO           )
TECHNOLOGIES, INC. (formerly Eltrax  )
Systems, Inc.) in the presence of:-  )







EXECUTED by                          )
For and on behalf of AREMISSOFT      )
CORPORATION. in the presence of:-    )